Exhibit 12.1

EOP Operating Limited Partnership
Statement of Earnings to Combined Fixed Charges and Preferred Distributions
(Dollars in thousands)

	For the three months ended

	March 31, 2002	March 31, 2001

Income before income taxes, allocation to minority interests, income from investment in unconsolidated joint ventures, discontinued operations and cumulative effect of a change in accounting principle	$197,812	$137,230

Plus Fixed Charges:
Interest expense	204,846	157,867
Capitalized interest	5,338	5,027
Loan amortization cost	1,282	1,326

Fixed charges	211,466	164,220
Plus preferred distributions	15,830	10,884

Combined fixed charges and preferred distributions	227,296	175,104

Plus amortization of capitalized interest	430	224
Plus distributed income of investments in unconsolidated joint ventures	25,909	23,315
Less preferred distributions	(15,830)	(10,884)
Less capitalized interest	(5,338)	(5,027)

Earnings	$430,279	$319,962

Fixed Charges:
Interest expense	$204,846	$157,867
Capitalized interest	5,338	5,027
Loan amortization cost	1,282	1,326

Fixed Charges	$211,466	$164,220

Preferred distributions	15,830	10,884

Combined fixed charges and preferred distributions	$227,296	$175,104

Earnings to combined fixed charges and preferred distributions	1.9	1.8